EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Third Quarter Results

BOWIE, Md., Oct. 30, 2007 (PRIME NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income was $328,539 or $0.08 per basic and diluted common share for the three month period ending September 30, 2007, compared to $416,624 or $0.10 per basic and diluted common share for the same period in 2006. Net income for the nine month period ended September 30, 2007 was $1,063,741 or $0.25 per basic and diluted common share. This represented a decrease of $143,078 or 11.86% compared to net income of $1,206,819 or $0.28 per basic and diluted common share for the nine months ended September 30, 2006.

Total assets increased $21.1 million or 9.67% to $239.2 million on September 30, 2007 compared to the December 31, 2006 level of $218.1 million. Additionally, for the nine month period ended September 30, 2007, total loans grew 25.07% or $37.7 million to $188.1 million and total deposits at the third quarter end were $179.7 million which represented a $10.0 million or 5.89% increase. Customer deposits in overnight Master Notes, which are included in short term borrowings, also increased 158% or $11.4 million to $18.6 million at September 30, 2007 from $7.2 million at December 31, 2006.

Mr. Cornelsen stated: "Despite the challenging interest rate and economic environment, I am pleased to report sound financial performance for the first nine months and the third quarter of 2007. During 2007, we experienced considerable loan growth and continued to maintain the quality in our loan portfolio. We ended the quarter with one non-performing loan in the amount of $126,000 and no other loans past due more than 90 days. We anticipate we will receive full payment of this loan in the 4th quarter of 2007 or early in 2008. As a result of the growth in the loan portfolio, we increased the loan loss provision $94,000 during the three month period to $120,000 compared to $26,000 for the three month period ended September 30, 2006. We also incurred a full quarter of the expenses associated with the operations of our new Greenbelt branch that we opened in June 2007. At period end, deposits in this branch totaled $10.7 million.

"High gasoline prices and an anemic economy negatively impacted the performance of the marine division and this division posted a $56,000 pre-tax loss during the quarter as compared to a $16,337 pre-tax loss during the same period in 2006. For the nine month period ended September 30, 2007, the marine division posted a $122,000 pre-tax loss compared to a $30,000 pre-tax loss for the nine month period ended September 30, 2006. Because of the losses in this division and because we do not foresee an imminent improvement in the marine industry, in September 2007, we closed this division and released the employees associated with it. There will be minimal severance costs associated with closing this division because most of the employees were paid on commission."

As expected, the opening of the Greenbelt and Bowie branches in June 2007 and July 2006, respectively and the establishment of our new headquarters in July 2006 caused a $410,218 or 91.03% increase in occupancy and equipment costs during the nine month period and a $52,532 or 20.58% increase during the three month period. As a result of the staffing requirements for the new Greenbelt and Bowie branches, the new loan officers hired in the 3rd quarter of 2006 and the 2nd quarter of 2007, and additions to corporate staff in 2007, salaries and benefit expenses increased $618,782 or 24.39% during the nine month period and $171,064 or 18.67% during the three month period. We anticipate that we will begin to realize the benefits from these investments in infrastructure during the fourth quarter of 2007. We plan to continue to identify and establish new branch locations that will support our long term growth plans. In 2008, we plan to open our 7th and 8th branches in College Park, Maryland and in Fairwood Office Park in Bowie, Maryland.

At September 30, 2007, the allowance for loan losses was $1.5 million or 0.78% of gross loans compared to $1.3 million or 0.85% of gross loans at December 31, 2006. For the prior seven years, we had no non-performing loans and minimal past dues and charge-offs. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As we have previously discussed, rising interest rates, competitive pressures and the decline in the real estate market, have made it a challenge for our industry to attract and retain deposits and maintain historical net interest margins. Although the net interest margin stabilized and remained at the 3.95% reported June 30, 2007, we experienced compression in the net interest margin from 4.39% for the nine months ended September 30, 2006 to 3.95% for the nine months ended September 30, 2007. This was primarily a result of the change in the mix of deposits as average interest earning deposits represented a higher percentage of total deposits than they had in prior periods. In spite of this compression in the margin, primarily because of a $45.5 million or 37.89% growth in average gross loans outstanding to $165.6 million for the nine months ended September 30, 2007 from $120.1 million for the nine months ended September 30, 2006, we were able to increase net interest income $736,702 or 13.82% during the first nine months of 2007 compared to the first nine months of 2006 and $231,315 or 12.25% for the third quarter of 2007 compared to the same quarter of 2006.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland and three additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to payment of non-performing loans, costs associated with the closure of our marine division, future branches, and expenses and expected benefits from our investments in new personnel and facilities, constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: receipt of required regulatory approvals and changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.'s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

                  Old Line Bancshares, Inc. & Subsidiary
                      Consolidated Balance Sheets

                                         September 30,    December 31,
                                             2007            2006
 ---------------------------------------------------------------------
                                         (Unaudited)

                                 Assets
 Cash and due from banks               $   3,293,249    $   5,120,068
 Federal funds sold                       17,236,791       34,508,127
                                       -------------    -------------
      Total cash and cash
       equivalents                        20,530,040       39,628,195
 Investment securities
  available for sale                      12,416,484       14,118,649
 Investment securities held
  to maturity                              2,301,792        2,802,389
 Loans, less allowance
  for loan losses                        188,060,945      150,417,217
 Restricted equity securities
  at cost                                  1,585,250        1,575,550
 Investment in real estate LLC               783,648          793,714
 Bank premises and equipment               4,242,934        4,049,393
 Accrued interest receivable                 950,180          820,628
 Deferred income taxes                       211,673          226,873
 Bank owned life insurance                 7,685,110        3,458,065
 Other assets                                473,180          239,989
                                       -------------    -------------
                                       $ 239,241,236    $ 218,130,662
                                       =============    =============

                  Liabilities and Stockholders' Equity

 Deposits
   Noninterest-bearing                 $  31,017,479    $  37,963,066
   Interest-bearing                      148,691,269      131,708,780
                                       -------------    -------------
      Total deposits                     179,708,748      169,671,846
 Short-term borrowings                    22,576,637        9,193,391
 Long-term borrowings                           --          3,000,000
 Accrued interest payable                    770,814          629,557
 Income tax payable                           49,085          334,496
 Other liabilities                           393,826          485,418
                                       -------------    -------------
                                         203,499,110      183,314,708
                                       -------------    -------------

 Stockholders' equity
   Common stock, par value
    $.01 per share; authorized
    15,000,000 shares;
    issued and outstanding
    4,254,598.5 in 2007, and
    4,253,698.5 in 2006                       42,546           42,537
   Additional paid-in capital             32,023,889       31,868,025
   Retained earnings                       3,758,139        3,077,313
                                       -------------    -------------
                                          35,824,574       34,987,875
   Accumulated other
    comprehensive income                     (82,448)        (171,921)
                                       -------------    -------------
                                          35,742,126       34,815,954
                                       -------------    -------------
                                       $ 239,241,236    $ 218,130,662
                                       =============    =============

                Old Line Bancshares, Inc. & Subsidiary
                   Consolidated Statements of Income
                              (Unaudited)

                      Three Months Ended         Nine Months Ended
                          September 30,             September 30,
                       2007         2006         2007          2006
 ---------------------------------------------------------------------
 Interest revenue
  Loans,
   including fees   $ 3,359,297  $ 2,467,945  $ 9,210,576  $ 6,418,661
  U.S. Treasury
   securities            27,993       31,899       89,337       95,239
  U.S. government
   agency
   securities            70,848       65,658      230,830      183,035
  Mortgage backed
   securities            11,731       15,936       38,447       50,005
  Municipal
   securities            26,954       27,509       80,898       83,601
  Federal funds
   sold                 270,175      190,922    1,025,129      952,888
  Other                  19,268       20,556       62,196       59,303
                    -----------  -----------  -----------  -----------
    Total interest
     revenue          3,786,266    2,820,425   10,737,413    7,842,732
                    -----------  -----------  -----------  -----------

 Interest expense
  Deposits            1,485,826      786,304    4,249,039    2,136,419
  Borrowed funds        180,826      145,822      420,122      374,763
                    -----------  -----------  -----------  -----------
    Total interest
     expense          1,666,652      932,126    4,669,161    2,511,182
                    -----------  -----------  -----------  -----------

    Net interest
     income           2,119,614    1,888,299    6,068,252    5,331,550

 Provision for
  loan losses           120,000       26,000      206,000      296,000
                    -----------  -----------  -----------  -----------
    Net interest
     income after
     provision
     for loan
     losses           1,999,614    1,862,299    5,862,252    5,035,550
                    -----------  -----------  -----------  -----------

 Non-interest
  revenue
  Service charges
   on deposit
   accounts              76,579       67,339      220,497      195,693
  Marine division
   broker
   origination
   fees                  49,260       71,828      262,218      263,611
  Earnings on bank
   owned life
   insurance             91,492       37,261      248,130      108,092
  Income (loss)
   on investment
   in real estate
   LLC                   (3,512)      77,528          256       77,774
  Gain (loss) on
   disposal of
   assets                (7,372)         --        (7,372)         --
  Other fees and
   commissions           71,436       68,100      191,105      140,838
                    -----------  -----------  -----------  -----------
    Total non-
     interest
     revenue            277,883      322,056      914,834      786,008
                    -----------  -----------  -----------  -----------

 Non-interest
  expense
  Salaries              851,056      713,357    2,406,093    1,988,168
  Employee
   benefits             236,253      202,888      749,518      548,661
  Occupancy             241,648      194,081      676,269      324,808
  Equipment              66,197       61,232      184,599      125,842
  Data processing        51,293       47,824      165,385      122,532
  Other operating       338,654      315,172    1,027,878      886,485
                    -----------  -----------  -----------  -----------
    Total non-
     interest
     expense          1,785,101    1,534,554    5,209,742    3,996,496
                    -----------  -----------  -----------  -----------

 Income before
  income taxes          492,396      649,801    1,567,344    1,825,062

 Income taxes           163,857      233,177      503,603      618,243
                    -----------  -----------  -----------  -----------
 Net income         $   328,539  $   416,624  $ 1,063,741  $ 1,206,819
                    ===========  ===========  ===========  ===========

 Basic earnings
  per common share  $      0.08  $      0.10  $      0.25  $      0.28
 Diluted earnings
  per common share  $      0.08  $      0.10  $      0.25  $      0.28

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544